EXHIBIT 99.3

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except share data and per share data)

July 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$105
Accounts receivable, net	1,379
Inventory	12,360
Other current assets	3,423

Total current assets	17,267
Property and equipment, net	18,884
Trademarks and trade names	5,200
Goodwill	3,590
Other non-current assets	276

Total assets	$45,217

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$7,518
Accounts payable	21,907
Accrued expenses	5,588
Current portion of long-term notes payable and debt in default	15,324
Other current liabilities	542

Total current liabilities	50,879
Other non-current liabilities	89

Total liabilities	50,968
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred shares, $0.01 par value — 200,000 shares authorized; issued 188,647 shares	18,865
Common shares, $0.01 par value — 1,000,000 shares authorized; issued 332,230 shares	3
Additional paid-in capital	33,656
Notes receivable — shareholders	(750)
Accumulated deficit	(57,127)
Treasury stock, 5,030 shares at cost	(398)

Total stockholders’ equity (deficit)	(5,751)

Total liabilities and stockholders’ equity (deficit)	$45,217

See accompanying notes to unaudited condensed consolidated financial statements.

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Twenty-six Weeks Ended July 3, 2010	Twenty-seven Weeks Ended July 4, 2009
Net sales	$65,162	$66,601
Cost of sales	44,021	42,983

Gross profit	21,141	23,618
Operating expenses:
Marketing	13,464	14,103
General and Administrative	6,323	8,715
Fulfillment	2,967	2,733
Technology	1,716	1,589
Amortization of intangibles	—	103
Impairment loss	6,905	—

Total operating expenses	31,375	27,243

Loss from operations	(10,234)	(3,625)
Other income (expense):
Gain on extinguishment of debt	—	4,148
Interest expense, net	(873)	(750)

Total other (expense) income	(873)	3,398

Net loss	$(11,107)	$(227)

See accompanying notes to unaudited condensed consolidated financial statements.

AUTOMOTIVE SPECIALTY ACCESSORIES AND PARTS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

	Twenty-six Weeks Ended July 3, 2010	Twenty-seven Weeks Ended July 4, 2009
Operating activities
Net loss	$(11,107)	$(227)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2, 466	2,191
Goodwill impairment	6,905	—
Amortization of debt financing cost	72	12
Gain on extinguishment of debt	—	(4,148)
Bad debt expense	(72)	(69)
Changes in operating assets and liabilities:
Accounts receivable, net	1,693	1,441
Inventory	(1,278)	(68)
Other current and non-current assets	(1,336)	(155)
Accounts payable and accrued expenses	6,019	2,116
Other current and non-current liabilities	(1,070)	(840)

Net cash provided by operating activities	2,292	253

Investing activities
Capital expenditures	(2,373)	(4,579)

Net cash used in investing activities	(2,373)	(4,579)

Financing activities
Net proceed (payment) from revolving line of credit	1,051	(3,420)
Payment of long-term notes payables	(1,418)	(22,296)
Proceeds from long-term note payable	—	13,250
Debt issuance costs paid	—	(432)
Common shares issued	—	70
Preferred shares issued	511	18,354

Net cash provided by financing activities	144	5,526

Net increase in cash and cash equivalents	63	1,200
Cash and cash equivalents at beginning of period	42	106

Cash and cash equivalents at end of period	$105	$1,306

Supplemental disclosure of non-cash investing activities:
Accrued asset purchases	$463	$868
Cash paid during the period for interest expense	$1,019	$1,023

See accompanying notes to unaudited condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Nature of the Business and Summary of Significant Accounting Policies

Nature of the Business

Automotive Specialty Accessories and Parts, Inc. (“WAG”), a Delaware corporation, is a direct marketer of automotive parts and accessories, formerly known as JCW Holding Company.

Basis of Presentation

The unaudited condensed consolidated financial statements of WAG have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the consolidated financial position of WAG as of July 3, 2010, and the consolidated results of operations for the 26 weeks ended July 3, 2010 and the 27 weeks ended July 4, 2009, and cash flows for the 26 weeks ended July 3, 2010 and the 27 weeks ended July 4, 2009. The Company’s results of operations for the 26 weeks ended July 3, 2010 and the 27 weeks ended July 4, 2009 are not necessarily indicative of those to be expected for the entire year.

Acquisition by Riverside

WAG and its wholly owned subsidiaries, J. C. Whitney & Co. and Warshawsky Advertising were acquired by The Riverside Capital Appreciation Fund 2000 (“Riverside”) and management shareholders on June 21, 2002. Including transaction-related expenses, the purchase price was approximately $59.1 million. The acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities acquired based on their relative fair values at the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by $8.3 million, which has been recorded as goodwill in the accompanying consolidated balance sheets. In addition, $4.8 million was allocated to customer relationships (amortizable) and $13.5 million was allocated to trademarks and trade names (not amortizable). In November 2003, Warshawsky Advertising was dissolved.

Acquisition by WAG

On October 3, 2003, J.C. Whitney acquired Stylin’ Concepts, Inc. for approximately $29.5 million. Stylin’ Concepts, Inc., located in Independence Ohio, is a direct marketer of sport truck accessories. Stylin’ Concepts, Inc. sells its products through catalogs, the Internet, and a retail store. The acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities acquired based on their relative fair values at the date of acquisition. The purchase price exceeded the fair value of the net assets acquired by $24.7 million, which has been recorded as goodwill in the accompanying consolidated balance sheets. In addition, $0.8 million was allocated to customer relationships (amortizable) and $2.6 million was allocated to trademarks and trade names (not amortizable). In 2004, the Company recorded an additional liability in connection with the acquisition of approximately $0.6 million and increased goodwill accordingly.

Principles of Consolidation

The consolidated financial statements include the accounts of WAG and its wholly owned subsidiaries, J.C. Whitney & Co. and Stylin’ Concepts, Inc. (collectively the “Company”). All intercompany transactions have been eliminated.

Period-End

The Company uses a fiscal year of 52 to 53 weeks ending on the Saturday closest to December 31. Fiscal year 2009 was a 53-week year ended on January 2, 2010, and fiscal year 2010 will be a 52-week year ending on January 1, 2011. The first half of fiscal year 2009 was a 27-week period ended July 4, 2009, and the first half of fiscal year 2010 was a 26-week period ended July 3, 2010.

Accounting Standards Codification

Effective with the financial statements for the year ending January 2, 2010, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or “the Codification”) 105-10, “Generally Accepted Accounting Principles,” which became the single official source of authoritative, nongovernmental United States generally accepted accounting principles. The adoption of ASC 105-10 changed all references to authoritative accounting literature referenced in the Company’s notes to the financial 4statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost (first-in, first-out basis) or market. The Company receives vendor allowances as a result of meeting defined purchase levels. These allowances are accrued as a reduction of merchandise purchase price and result in a reduction of cost of sales as the merchandise is sold.

Deferred Catalog Expenses

Deferred catalog expenses consist of the third-party direct costs including primarily creative design, paper, printing, postage, and mailing costs for all Company direct response catalogs. Such costs are recorded as deferred catalog expenses and are amortized over their expected future benefit. Each catalog is fully amortized within nine months.

Deferred Financing Costs

Deferred financing costs are amortized over the term of the related loan with amortization included in interest expense.

Internal-Use Software

The Company expenses costs incurred in the preliminary project stage and, thereafter, capitalizes costs incurred in developing or obtaining internal use software and includes them in property and equipment, net. Certain costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over a period of three to five years using the straight-line method. In addition, direct internal and external costs associated with the development of the features and functionality of the Company’s internet platform technology incurred during the application and infrastructure development phase have been capitalized and are included in property and equipment, net in the consolidated balance sheet. Typical capitalized costs include, but are not limited to, acquisition and development of software tools required for the development and operation of the internet platform technology, hardware, and costs incurred to develop the internet platform technology. These capitalized costs are amortized over the estimated useful life of three to five years using the straight-line method. Capitalized software costs are subject to impairment evaluation whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Property and Equipment

Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. Major repairs, which extend the useful life of an asset, are charged to the property and equipment accounts. Routine maintenance and repairs are charged against earnings. The cost of property and equipment retired or sold, and the related accumulated depreciation are removed from the accounts and any related gain or loss is included in earnings.

Depreciation and amortization are provided over the following estimated service lives:

Building	39 years
Computer equipment and software	3-5 years
Machinery and equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of useful life or remaining lease term

The cost and accumulated amortization of property leased under capitalized leases are included in property and equipment and are charged to amortization expense over the life of the lease. Long-lived assets used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable.

Fair Value of Financial Instruments

The carrying values of cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of fair value due to the short maturity of those items. Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying amount.

Intangible Assets

Identifiable intangible assets, including customer relationships, trademarks, and trade names are valued based on third-party appraisals performed in connection with their acquisition by the Company. Customer relationships are amortized over their estimated useful lives of six years on an accelerated method. Trademarks and trade names have an indefinite useful life and, therefore, are not amortized. Goodwill represents the excess of the cost over the fair value of acquired assets at the date of acquisition, and is not amortized.

Indefinite lived intangibles (trademarks and trade names) and goodwill are tested at least annually for impairment. If the asset is determined to be impaired, an impairment loss would be recognized to reduce carrying value to fair value. The Company uses a discounted cash flow model for the assessment of impairment that requires assumptions about the timing and amount of future cash flows, risk, and the cost of capital and terminal values.

Customers’ Deposits

Customers’ deposits consist of cash received for orders for which delivery has not occurred as of the balance sheet date.

Revenue Recognition

The Company recognizes revenue when merchandise is received by the customer. The Company reduces revenue for anticipated returns based on historical experience. Revenue includes shipping and handling charges to customers, and cost of goods sold includes shipping and handling expenses incurred by the Company.

The Company generates other revenues primarily through two sources. These sources include royalty agreements for web advertising of other distributors or dealers and fees earned from a third-party service agreement in which the Company processes membership fee collections. These other sources of revenue are included in the “Net sales” on the Statement of Operations and revenue is recognized when earned.

Reserve for Customer Return

At the time of sale, the Company provides a reserve equal to the gross margin on projected merchandise returns based on its prior return experience. This reserve is recorded in accrued expenses.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements and from net operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in tax expense in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that a portion or all of the deferred income tax assets will not be realized, including deferred income tax assets attributed to net operating loss carryforwards.

Uncertainty in Income Taxes

In July 2006, the FASB issued ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740-10-25 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for the Company’s 2009 fiscal year. The Company adopted the provisions of ASC 740-10-25 on January 1, 2009. Under ASC 740-10-25, an organization must recognize the tax benefit associated with tax positions taken for tax return purposes when it is more-likely-than-not that the position will be sustained. The implementation of ASC 740-10-25 had no impact on the Company’s consolidated financial statements. The Company does not believe there are any unrecognized tax benefits that should be recorded. No interest or penalties were accrued as of January 1, 2009 as a result of the adoption of ASC 740-10-25. For the periods ended July 3, 2010 and July 4, 2009, there were no interest or penalties recorded or included in the consolidated statements of operations. The Company is open to examination by taxing authorities from fiscal year 1997 forward.

Subsequent Events

In May 2009, the FASB issued ASC 855, “Subsequent Events” (ASC 855), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Company adopted ASC 855 beginning April 1, 2009. The Company has evaluated subsequent events through October 28, 2010, the date the unaudited condensed consolidated financial statements were available to be issued. Refer to Note 11 for additional details on subsequent events.

2.	Property and equipment

Property and equipment include the following (in thousands):

July 3, 2010
Land	$550
Building	11,023
Computer equipment and software	29,210
Machinery and equipment	2,155
Furniture and fixtures	1,393
Leasehold improvements	1,370
Less accumulated depreciation and amortization	(26,817)

Total	$18,884

3.	Intangible Assets

The intangible assets are as follows (in thousands):

	July 3, 2010
	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets — customer relationships	$5,625	$5,625

Unamortizable intangible assets — trademarks and trade names	$5,200

At fiscal year-end of 2009, the Company recorded an impairment of $10.9 million for trademarks and trade names.

The goodwill is as follows (in thousands):

July 3, 2010
Ending balance at January 2, 2010	$10,495
Impairments	(6,905)

Ending balance	$3,590

In the first half of fiscal year 2010 and the second half of fiscal 2009, the Company recorded a $6.9 million and $2.5 million, respectively, goodwill impairment charge related to the J.C. Whitney Stylin’ Concepts, Inc. business, which resulted primarily from lower estimated future cash flows than previously expected. The fair value of that reporting unit was estimated using the expected present value of future cash flows. The impairment loss was then recorded for the difference between the implied fair value of the reporting unit’s goodwill and the carrying value of the goodwill. As of July 3, 2010, the remaining goodwill balance for the J.C. Whitney and Stylin’ Concepts, Inc. reporting units was $3.6 million.

4.	Related-Party Transactions

The Company has entered into an advisory agreement with its majority shareholder, Riverside, whereby Riverside will provide financial and management consulting services to the Company for a fee of approximately $0.5 million per year.

The Company has a note of $5.0 million payable to a minority shareholder in connection with the acquisition of Stylin’ Concepts, Inc. Interest on the unpaid portion commenced on March 31, 2004, and is to be paid quarterly.

The advisory agreement was terminated and the note payable was paid in full at the closing of the transactions contemplated by that certain Stock Purchase Agreement executed August 2, 2010 among Go Fido, Inc., WAG 2000 Riverside Capital Appreciation Fund, L.P. and the other stockholders of WAG.

5.	Leases

The Company leases its administrative office, and office equipment under operating lease agreements. Rent expense was $0.6 million and $0.7 million for the 26 weeks ended July 3, 2010 and the 27 weeks ended July 4, 2009, respectively. The Company’s leases expire at various dates through 2016.

Future minimum payments under the Company’s operating leases as of July 3, 2010, are as follows (in thousands):

Period ending June
2010	$308
2011	609
2012	568
2013	370
2014	368
Thereafter	770

Total	$2,993

6.	Notes Payable

On October 3, 2003, the Company amended the existing credit agreements to provide additional funding related to the acquisition of Stylin’ Concepts, Inc. The amended credit agreements included a revolving loan, two term loans, and letters of credit. The revolving credit note increased to $19.0 million and supported the Company’s direct borrowings and issuance of letters of credit to provide working capital. In November 2005, the lender provided temporary borrowing availability of additional $2.5 million, gradually decreasing through July 31, 2006. Subsequently, in September 2006, the Company amended the existing credit agreement to provide additional availability of $2.5 million. This additional availability revision expired in September 2007, but was subsequently extended until June 30, 2008. The remaining credit agreement was extended through May 31, 2009. This facility was in the form of a capital call agreement with individual investors and was subject to certain commitments as defined in the agreement. Interest was paid monthly. Effective October 3, 2003, interest was determined based on the Company’s total funded debt to earnings before interest, taxes, depreciation, and amortization (“EBITDA”) ratio at the end of each quarter. The agreement included an unused commitment fee of 0.5% annually. There was an unconditional security interest in all property of the Company, including inventory, receivables, and property and equipment. As of December 27, 2008, the Company had direct borrowings of $8.1 million along with letters of credit of $0.3 million. The outstanding balance under this credit facility was refinanced with PNC Bank in May 2009.

On October 3, 2003, the Company amended a term loan dated June 25, 2002, and entered into two term loans for $11.5 million and $6.5 million, which were used for the acquisition of Stylin’ Concepts, Inc. The $6.5 million term loan was subsequently paid off on September 30, 2005. Principal and interest were payable in quarterly installments. Interest was determined based on the ratio of Company’s total funded debt to EBITDA ratio at the end of each quarter. In November 2005, the lender restructured the remaining term loan amortization schedule. The remaining facility expired in September 2008, but was subsequently extended until February 2009 and then extended through May 30, 2009. This term loan was secured by the Company’s inventory, receivables, and property and equipment. At December 27, 2008, the Company had $6.4 million outstanding on this facility. This loan was retired in 2009 using the proceeds of a new credit facility.

On October 3, 2003 and June 25, 2002, the Company entered into a senior subordinated debt agreement. This note carried interest payable quarterly at an annual rate of 12% and payable in kind interest of 4%. As of December 27, 2008, the principal balance was $19.7 million. As discussed below, the outstanding balance under this debt agreement was retired in 2009 by using the proceeds from a preferred stock offering. In connection with the senior subordinated debt, a total of 3,235 and 7,049 warrants valued at $0.2 million and $0.2 million were issued on October 3, 2003 and June 25, 2002, respectively. These amounts were recorded as discounts on the debt which was accreted to interest expense over the scheduled term of the notes. As of December 27, 2008, the unamortized discount relating to the warrants was $9,237, which was fully accreted in 2009. Each warrant was exercisable into one share of common stock for $0.01 per share. As of December 28, 2008, all of the warrants remained outstanding. The warrants issued in connection with the senior subordinated debt provide the holders with a put option that is exercisable at the discretion of the holder. The warrants are classified as liabilities because they contain redemption rights that are not solely within the Company’s control. The fair value of the warrants was determined using the Black-Scholes model. The fair value is a level 3 measurement due to unobservable inputs.

During fiscal year 2009, the Company re-evaluated the warrants and related put option pursuant to ASC 480-10, “Distinguishing Liabilities from Equity” and determined that the warrants should be classified as liabilities because they contain redemption rights that are not solely within the Company’s control. At December 27, 2008, the Company incorrectly classified the warrants subject to put option as equity. As such, the Company recorded a December 28, 2008 adjustment to correct the error in the Consolidated Statement of Shareholders’ Equity to reclassify the warrants as liabilities.

On October 3, 2003, the Company entered into a $5.0 million subordinate promissory note payable with a minority shareholder in connection with the acquisition of Stylin’ Concepts, Inc. This note carries interest payable quarterly commencing on March 31, 2004, at a rate per annum of 7.0%. The unpaid portion was originally due in a lump sum on the earliest of October 3, 2010, or a change in control of the Company. The due date was extended to the earliest of November 14, 2012 or a change in control of the Company. The entire balance remains outstanding as of July 3, 2010.

The above agreements contained certain restrictive covenants, including minimum EBITDA, maximum total funded debt to EBITDA, maximum senior funded debt to EBITDA, minimum fixed charge coverage ratio, and maximum capital expenditures, all as defined in the agreements.

On December 30, 2008 (fiscal year 2009), Riverside and other common shareholders invested $16.4 million into the Company. In return, Riverside and these shareholders received 163,536.5 shares of preferred stock at a $100 per share stated price, 1,500 shares of common stock held by the senior subordinated debt holders, and the 10,284 warrants to purchase the Company’s common shares previously-owned by the senior subordinated debt holders as described above. The Company used the proceeds from this offering to fully retire the senior subordinated debt and related accrued interest, aggregating to $19.7 million. At the date of the transaction, the recorded value of the warrants was $0.4 million. Accordingly, the Company recognized a $4.1 million gain upon extinguishment of the senior subordinated debt and effective repurchase of the outstanding warrants. Commensurate with this transaction, the value of the outstanding warrants transferred to Riverside and the other common shareholders became de minimus because the existence of the newly-issued preferred stock rendered the value of the Company’s common stock de minimus. As such, the entire $16.4 million investment was allocated to the preferred stock and none was allocated to the transferred warrants. The value of the warrants was still de minimus as of July 3, 2010.

On May 14, 2009, the Company entered into a new three year, $26.0 million credit facility with PNC Bank. Initial borrowings under this facility were used to retire the outstanding senior debt as described above. This credit agreement includes a $12.8 million revolving line of credit, a $13.3 million term loan payable in thirty-five equal and consecutive monthly principal payments of $0.3 million each beginning on June 1, 2009 and letters of credit. Interest was determined based on the Company’s senior debt to EBITDA ratio at the end of each quarter. There was an unconditional security interest in all property of the Company, including inventory, receivables and fixed assets. As of July 3, 2010, the Company had direct borrowings on the revolving line of credit of $7.6 million, along with letters of credit of $0.2 million. At July 3, 2010, the Company had $10.2 million outstanding on the term loan.

The PNC facility contains certain restrictive covenants including minimum fixed charge coverage ratio, maximum senior funded debt to EBITDA and maximum capital expenditures. As of July 3, 2010 the Company was not in compliance with its debt covenants. As such, the outstanding debt is classified as current in the balance sheet.

The foregoing obligations were terminated in full at the closing of the transactions contemplated by that certain Stock Purchase Agreement executed August 2, 2010 among Go Fido, Inc., WAG 2000 Riverside Capital Appreciation Fund, L.P. and the other stockholders of WAG.

7.	Income Taxes

Deferred taxes result primarily from the use of accelerated methods to calculate depreciation on certain fixed assets for income tax purposes, the deferral of certain reserves for income tax purposes and the capitalization of the Company’s net operating loss carryforwards for financial reporting purposes. Valuation allowances, if necessary, are provided against deferred tax assets, which are more likely than not expected to be realized.

As of July 3, 2010, the Company has $21.7 million in net operating loss carryforwards expiring beginning in 2012, which may be offset against future taxable income. The Company also has alternative minimum tax and other credits available for carryforward of $0.2 million at July 3, 2010.

8.	Shareholders’ Equity

In October 2002, a shareholders’ agreement was entered into by the Company, Riverside, and all investors, as defined. This agreement restricts the transfer of shares by Riverside and the investors to specific methods and prices.

On December 30, 2008 (fiscal year 2009), the Company issued 163,536.5 preferred shares, par value $0.01 per share, to Riverside and other shareholders for $100 per share. The Company issued an additional 20,000 preferred shares on December 18, 2009. The total proceeds from the preferred shares were $18.4 million.

The holders of preferred stock are entitled to receive dividends in preference to any declaration or payment of any dividend on the common stock at the rate of 21 percent per annum, compounded quarterly and payable when declared by the Board. The total accumulated dividends payable when declared as of July 3, 2010 is $3.7 million. For the periods ended July 3, 2010 and July 4, 2009, there were no dividends declared or paid by the Company.

The liquidation preferences allow for holders of preferred stock entitlement to receive preference of any distribution of proceeds prior to the holders of common stock at an amount equal to the greater of (i) $100 per share multiplied by 1.4 or (ii) $100 per share plus all accrued but unpaid dividends on such shares. If upon a liquidation event, the proceeds distributed shall be insufficient to provide for the full preferential amounts to preferred shareholders then the proceeds legally available shall be distributed ratably amongst the holders of preferred stock in proportion to the full preferential amount each holder is otherwise entitled to receive based on the total original issue price of the shares held by the shareholder. If all distributions are made in full to preferred shareholders the remaining proceeds are distributed to common shareholders ratably based on the number of shares held by the holder.

The preferred stock is non-redeemable and non-convertible and the holders of preferred stock are entitled to one vote on all matters submitted for a vote or consent of the stockholders of the Company.

In May 2010, the Company issued an additional 5,111 preferred shares, par value $0.01 per share to Riverside and other shareholders for $100 per share.

In connection with the closing of the transactions contemplated by that certain Stock Purchase Agreement executed August 2, 2010 among Go Fido, Inc., WAG 2000 Riverside Capital Appreciation Fund L.P. and the other stockholders of WAG, Go Fido, Inc. (a wholly-owned subsidiary of U.S. Auto Parts Network, Inc.) acquired all of the outstanding stock of WAG.

9.	Employee Benefit Plan

The Company has a 401(k) retirement savings plan. This plan is available to substantially all employees the first of the month following their date of hire. Under the plan, employees may elect to contribute up to 20% of base compensation up to Internal Revenue Service limits. The Company will match 20% up to the first 6% of the employees’ elective contributions. The Company’s contributions for this plan totaled $87,637 and $94,212 for the 26 weeks ended July 3, 2010 and the 27 weeks ended July 4, 2009, respectively.

10.	Contingent Liabilities

The Company is party to various legal proceedings arising from normal business activities. The Company has been named as defendant in class action lawsuits related to the alleged sale of merchandise containing asbestos. Amounts paid by the Company to date have not been significant. The Company believes that the Company’s product liability insurance will cover any significant potential exposure and legal fees from these lawsuits.

11.	Subsequent Events

On August 12, 2010, Go Fido, Inc., a wholly-owned subsidiary of U.S. Auto Parts Network, Inc., acquired all of the Company’s outstanding equity securities for $27.5 million as may be adjusted pursuant to the terms of the purchase agreement. As part of the transaction, the Company paid off all outstanding debt in full as disclosed in Notes 4 and 6.